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                                                                    EXHIBIT 5

                   [Letterhead of Willkie Farr & Gallagher]



July 14, 1998



Xomed Surgical Products, Inc.
6743 Southpoint Drive North
Jacksonville, Florida  32216

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-3 (File No. 333-53625) (the "Registration Statement") initially filed by Xomed Surgical Products, Inc. (the "Company"), on May 26, 1998, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 1,300,000 shares of common stock, par value $.01 per share of the Company ("Common Stock"). Of such shares of Common Stock, 615,500 shares are to be sold by the Company and 684,500 shares are to be sold by certain selling stockholders of the Company (collectively, the "Selling Stockholders"), in the public offering contemplated by the Prospectus contained in the Registration Statement through the underwriters named therein (the "Underwriters") pursuant to the underwriting agreement described in such Prospectus (the "Underwriting Agreement"), and up to 195,000 of such shares of Common Stock may be sold upon the exercise of over-allotment options granted in the Underwriting Agreement to the Underwriters by the Company and one of the Selling Stockholders as described in such Prospectus. In addition, the Company's Board of Directors has authorized the issuance of such additional number of shares of Common Stock as the Company may elect to include in a registration statement filed under Rule 462(b) under the Act increasing the size of the offering registered under the Registration Statement, should the Company make such an election. All shares of Common Stock registered under the Registration Statement and any registration statement filed under Rule 462(b) relating to the same offering registered under the Registration Statement (a "Rule 462(b) Registration Statement") are herein called the "Shares."

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and
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July 14, 1998
Page 2


the conformity to authentic originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware; and

2. The Shares being sold on behalf of the Company have been duly authorized and, when issued, delivered and sold by the Company and paid for by the Underwriters, as contemplated by the Underwriting Agreement and as described in the Registration Statement, will constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

3. The Shares being sold on behalf of the Selling Stockholders constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to any Rule 462(b) Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement and in any Rule 462(b) Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



/s/ Willkie Farr & Gallagher